                                                                      EXHIBIT 28

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Costco Wholesale Corporation:

    We have reviewed the accompanying condensed consolidated balance sheet of Costco Wholesale Corporation (a Washington corporation) and subsidiaries as of November 21, 1999, and the related condensed consolidated statements of income for the twelve-week periods ended November 21, 1999 and November 22, 1998, and the condensed consolidated statements of cash flows for the twelve-week periods then ended. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
December 6, 1999

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